Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CA, Inc.:

We consent to the use of our report dated May 11, 2012 on the consolidated balance sheets of CA, Inc. and subsidiaries as of March 31, 2012 and 2011, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2012, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 31, 2012, incorporated by reference herein.

/s/ KPMG LLP

New York, New York

September 5, 2012